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                             Exhibit 99 - Press Release

                                             6113 Lemmon, Dallas, Texas 75209
                                             Tel 214.956.4511 - Fax 214.956.4239
NEWS RELEASE                                 Contact: David Tehle
                                                    Executive Vice President and
                                                         Chief Financial Officer


FOR IMMEDIATE RELEASE

                        HAGGAR UPDATES THIRD QUARTER EARNINGS ESTIMATE

         DALLAS, TX (June 15, 2001) -- Haggar Corp. (NASDAQ-HGGR) announced today that the Company's net sales for the quarter ending June 30, 2001, are expected to increase 2-4% from fiscal 2000. In spite of a very tough retail environment, the Company's aggressive marketing has resulted in positive top line performance. The current projected earnings per share for the quarter ending June 30, 2001, are expected to be in the range of $0.15 to $0.20 versus $0.21 for the same period a year ago.

         J. M. Haggar, III, the Company's Chairman and Chief Executive Officer, stated, "We are very pleased with our ability to grow our business given the recent weak retail performance. We are committed to growing our market share through creative marketing and innovative products. Our projected earnings per share for the quarter are less than anticipated due to lower gross margins and some seasonal inventory sell off at reduced prices."

         In other news, the Company filed a Form 8K containing its updated projections for fiscal 2001 with the Securities and Exchange Commission today. The updated projections include no changes to the fiscal fourth quarter sales and EPS projections.

         The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in such statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company's business, labor relations, governmental regulations, unexpected judicial decisions, and inflation. In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year. Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

         Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. (NASDAQ-HGGR), is a leading marketer of men's casual and dress apparel and women's sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. Haggar also holds exclusive licenses in the United States to use the Claiborne(regl) trademark and in the United States and Canada to use the DKNY(regl) trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.